Exhibit 99.1

ASCENDIA  BRANDS,  INC.  COMPLETES  ACQUISITION  OF

THE  HEALING  GARDEN ®  AND  CALGON ®  BRANDS

Hamilton, NJ, February 12, 2007 -- Ascendia Brands, Inc., (AMEX: ASB) announced today that it has completed the acquisition of the Healing Garden® and Calgon® brands, licenses and brand assets from Coty, Inc. and certain affiliates. The purchase price (prior to closing adjustments) was $125 million, including a $20 million subordinated promissory note and $10 million in Ascendia stock, to be issued within 30 days following closing. The asset purchase agreement also contemplates possible earn-out payments, in July 2009, of up to $15 million in cash, and an additional $5 million in subordinated debt.

Wells Fargo Foothill, Inc. (as arranger and agent for a syndicate of first lien lenders), Watershed Administrative, LLC (as agent for the second lien lenders) and Prencen Lending LLC (“Prencen”) and affiliates of Watershed Asset Management, L.L.C. (as purchasers of third lien convertible notes) combined to provide a $246 million facility to fund the acquisition, pay costs and fees associated with the acquisition, fund working capital and general corporate expenses and refinance the Company’s existing secured notes and revolving credit facility.

The Company anticipates that the acquisition will roughly double annual revenues, and will be accretive to earnings for its 2008 fiscal year.

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Company Contact: John D. Wille Chief Financial Officer (609) 219-0930, ext 150	Investor Relations Contact: John G. Nesbett IMS, Inc. (212) 668-0813